EXHIBIT 99.1

HCC Insurance Holdings, Inc. Announces Withdrawal of $300 Million Senior Notes Offering

HOUSTON, Sept. 21, 2007 (PRIME NEWSWIRE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) today announced that due to difficult capital market conditions it has decided to withdraw its proposed offering of $300 million in aggregate principal amount of senior notes.

Frank Bramanti, Chief Executive Officer of HCC, said, "The withdrawal of this offering will have no effect on the previously announced redemption of our outstanding 2.00% notes nor on our on-going operations as our cash-flow from operations and bank line of credit are sufficient to satisfy our needs."

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase any of these securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

The HCC Insurance Holdings, Inc. logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=1977

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

CONTACT: HCC Insurance Holdings, Inc.
         Barney White
         (713) 744-3719